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Exhibit 5.1

July 15, 2026

Deere & Company

Deere Funding Canada Corporation
One John Deere Place
Moline, Illinois 61265

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Deere & Company, a Delaware corporation (the “Guarantor”), and Deere Funding Canada Corporation (the “Company”), in connection with the registration by the Company of $300,000,000 aggregate principal amount of 4.850% Notes due 2031 (the “Notes”), pursuant to the terms of the Terms Agreement, dated July 10, 2026 (the “Terms Agreement”), among the Company, the Guarantor and Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein. The Notes and the Guarantee (as defined below) are being offered and sold under a Registration Statement on Form S-3 (Registration Nos. 333-296865 and 333-296865-01) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) on June 17, 2026 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated June 17, 2026 (the “Base Prospectus”), a preliminary prospectus supplement dated July 10, 2026 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated July 10, 2026 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The indenture, dated June 15, 2020, among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Indenture”), provides that the Notes are to be fully and unconditionally guaranteed as to principal, premium, if any, interest and certain other amounts (the “Guarantee” and, together with the Notes, the “Securities”) by the Guarantor.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and by-laws of the Guarantor, (ii) the Registration Statement and the Prospectus, (iii) the Indenture, and (iv) copies of the Notes (including the Guarantee provided for therein).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with

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which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. We have not independently established or verified any facts relevant to the opinion expressed herein but have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies. We have also assumed that the Indenture and the Notes have been duly authorized, executed and delivered by the Company and the Notes have been duly established, in each case in accordance with the applicable laws, rules and regulations of the Province of Ontario, and the execution and delivery of the Indenture and the Notes and the performance by the Company of its obligations thereunder does not and will not result in any breach or violation of, or require any consent under, the laws, rules and regulations of the Province of Ontario. We note in that regard that you have received the opinion of Borden Ladner Gervais LLP, with respect to the Company and matters under the laws of the Province of Ontario. We are not licensed to practice in Ontario, and we have made no investigation of, and do not express or imply an opinion on, the laws of Ontario. We have also assumed that the execution and delivery of the Indenture and the Securities and the performance by the Company or the Guarantor of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or the Guarantor is bound.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes are binding obligations of the Company and (ii) the Guarantee has been duly authorized and is a binding obligation of the Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Guarantor’s Current Report on Form 8-K and to its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware. We do not find it necessary for purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Securities.

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This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion. This opinion is furnished to you in connection with the filing of the Guarantor’s Current Report on Form 8-K, which is incorporated into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP